Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACT:
Investors: Aaron Hoffman, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS STRONG THIRD QUARTER 2012 RESULTS

•	Third quarter 2012 reported EPS rose 29 percent to $1.45 from $1.12 in the third quarter 2011
•	Third quarter 2012 adjusted EPS increased 27 percent to $1.52 from $1.20 in 2011
•	Year-to-date 2012 reported EPS fell 1 percent to $4.06 compared to $4.10 in the year-ago period
•	Year-to-date 2012 adjusted EPS rose 15 percent to $4.11 compared from $3.57 a year ago
•	Company raises full year 2012 reported and adjusted EPS guidance

WESTCHESTER, Ill., October 25, 2012 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the third quarter 2012.

“We delivered a strong third quarter in spite of ongoing macroeconomic volatility,” said Ilene Gordon, chairman, president and chief executive officer.  “Our third quarter adjusted earnings per share were the highest quarterly adjusted EPS in our company’s history.  Underlying this performance were volume improvement, operating efficiencies and price increases to cover higher raw material costs and foreign exchange headwinds.  As a result of the third quarter performance, we are increasing our full year guidance and now expect adjusted EPS to grow between 17 and 19 percent in 2012.

“We continue to see the strength of our business model, even in challenging times.  We have generated meaningful top and bottom line growth while prudently navigating a volatile environment.  Our confidence in our 2012 outlook and the reliability of the business prompted us to raise our dividend by 30 percent during the third quarter,” Gordon added.

-more-

Earnings Per Share (EPS)

Third quarter diluted EPS rose 29 percent to $1.45 compared to $1.12 last year.  The third quarter of 2012 included $0.07 of restructuring and impairment charges.  The third quarter of 2011 included $0.05 of business integration costs and $0.03 of restructuring charges.  Excluding these items, adjusted EPS increased 27 percent from $1.20 to $1.52 in the quarter.  The estimated drivers of the increase in the quarter adjusted EPS were $0.25 from margin, $0.07 from higher volumes, and $0.01 from other income, more than offsetting an unfavorable currency devaluation of $0.09. Non-operational items contributed $0.08.  A lower tax rate primarily associated with discrete items contributed $0.09, non-controlling interests and a lower share count contributed $0.01 each, partially offset by unfavorable net financing costs of $0.03.

First nine months diluted EPS declined 1 percent to $4.06 compared to $4.10 last year.  The first nine months of 2012 included a $0.16 per share benefit from the release of the Korean deferred tax valuation allowance that was offset by $0.18 of restructuring and impairment charges and $0.03 of business integration costs.  The first nine months of 2011 included a $0.75 gain from a NAFTA settlement with the government of Mexico, partially offset by $0.17 of business integration costs and $0.05 of restructuring charges.  Excluding these items, adjusted EPS increased 15 percent from $3.57 to $4.11 in the first nine months.

Financial Highlights

•	During the third quarter of 2012, net financing costs were $16 million versus $13 million in the year-ago period. The increase primarily reflects a prior year foreign exchange gain.
•

The third quarter effective tax rate was 25.5 percent compared to 31.0 percent in the year-ago period.  The estimated annual tax rate for the full year is 29-30 percent compared to 28.7 percent in 2011.

•	At September 30, 2012, total debt and cash and cash equivalents were $1.77 billion and $513 million, respectively, versus $1.95 billion and $401 million, respectively, at December 31, 2011.
•	In the first nine months of 2012, cash flow from operations was $563 million compared to $147 million in the year-ago period, primarily driven by an improvement in trade working capital.
•	Capital expenditures, net of disposals, were $202 million in the first nine months of 2012 compared to $158 million in the same period of 2011.
•	As part of its ongoing strategic optimization, the Company is exiting its relatively small Chinese joint venture. This action resulted in a $4 million impairment charge.

Business Review

Total Ingredion

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Third quarter	1,628	-73	48	76	1,679	+3%
Year-to-date	4,672	-168	104	280	4,888	+5%

North America

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Third quarter	889	-2	37	53	977	+10%
Year-to-date	2,522	-11	122	186	2,819	+12%

Third quarter

•	Volume up due to strong sales to the soft drink and brewing industries.
•	Strong price/mix included sufficient price increases to cover higher input costs.
•	Operating income was up 33 percent, or $25 million, from $77 million to $103 million.

Year-to-date

•	Volume rose due to strong sales to the soft drink and brewing industries.
•	Strong price/mix included sufficient price increases to cover higher input costs.
•	Operating income rose 21 percent from $248 million to $299 million.

South America

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Third quarter	412	-52	-12	15	363	-12%
Year-to-date	1,170	-116	-34	59	1,079	-8%

Third quarter

•	Volumes soft due to continuing weaker economic activity.
•

Operating income in the quarter was $47 million, down 2 percent from $48 million.  Favorable price/mix, cost efficiencies and lower corn costs partially offset the impact of lower volume and foreign currency devaluations.

Year-to-date

•	Volumes soft due to weaker economic activity in the region.
•	Operating income was $140 million, down 3 percent from $145 million in the year-ago period. Favorable price/mix and lower corn costs partially offset the impact of foreign exchange and lower volumes.

Asia Pacific

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Third quarter	195	-8	23	5	215	+11%
Year-to-date	578	-14	30	19	613	+6%

Third quarter

•	Strong volume growth driven by increases in food and beverage volumes.
•	Operating income increased 43 percent from $20 million to $29 million as a result of higher volumes, favorable price/mix, lower raw material costs and operating efficiencies.

Year-to-date

•	Sales growth was driven by strong volumes in Thailand and South Korea.
•	Operating income rose 16 percent from $62 million to $72 million.

Europe, Middle East, Africa (EMEA)

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Third quarter	132	-11	-1	3	124	-6%
Year-to-date	403	-27	-14	16	378	-6%

Third quarter

•	Sales fell by $8 million mainly due to currency devaluations; however, volumes were essentially flat.
•	Operating income fell 9 percent, or $2 million in the quarter from $22 million to $20 million mainly due to foreign currency devaluations.

Year-to-date

•	Sales fell by $25 million mainly due to currency devaluations.

•	Operating income fell 12 percent from $65 million to $57 million due primarily to volume softness, currency headwinds and higher operating expenses.

2012 Guidance

Reported EPS expectations for 2012 are in a range of $5.30 to $5.40.  The guidance includes an anticipated $0.33 per share of acquisition integration and restructuring/impairment charges for the full year, offset by a $0.16 per share benefit from the reversal of a deferred tax valuation allowance.  Excluding those anticipated charges and benefit, adjusted EPS for 2012 is expected to be in a range of $5.47 to $5.57, an increase of 17 percent to 19 percent compared to 2011 adjusted EPS.

The effective tax rate for 2012 is estimated to be approximately 27 percent while the tax rate used to calculate adjusted EPS is 29 to 30 percent.

Capital expenditures in 2012 are anticipated to be about $300 million and should support growth investments across the organization, particularly in North America, South America and EMEA.

Conference Call and Webcast

Ingredion will conduct a conference call today at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Cheryl Beebe, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Ingredion web site at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 40 countries, Ingredion, formerly Corn Products International, serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports on Forms 10-Q and 8-K.

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Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(In millions, except per share amounts)	2012	2011	%	2012	2011	%
Net sales before shipping and handling costs	$1,764.3	$1,712.1	3%	$5,141.9	$4,915.1	5%
Less: shipping and handling costs	85.3	84.4	1%	253.7	243.3	4%
Net sales	$1,679.0	$1,627.7	3%	$4,888.2	$4,671.8	5%
Cost of sales	1,365.8	1,351.8	1%	3,983.9	3,825.8	4%
Gross profit	$313.2	$275.9	14%	$904.3	$846.0	7%

Operating expenses	137.1	131.2	4%	404.9	399.7	1%
Other (income), net	(2.3)	(1.4)		(10.2)	(64.7)
Restructuring / impairment charges	9.6	3.7		27.0	6.3
Operating income	$168.8	$142.4	19%	$482.6	$504.7	(4)%
Financing costs, net	16.0	12.7	26%	52.6	58.3	(10)%
Income before income taxes	$152.8	$129.7	18%	$430.0	$446.4	(4)%
Provision for income taxes	38.9	40.2		109.7	120.4
Net income	$113.9	$89.5	27%	$320.3	$326.0	(2)%
Less: Net income attributable to non-controlling interests	1.2	1.8	(33)%	4.3	5.3	(19)%
Net income attributable to Ingredion	$112.7	$87.7	29%	$316.0	$320.7	(1)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding-
Basic	76.5	76.5		76.5	76.5
Diluted	77.8	78.1		77.9	78.3

Earnings per common share of Ingredion-
Basic	$1.47	$1.15	28%	$4.13	$4.19	(1)%
Diluted	$1.45	$1.12	29%	$4.06	$4.10	(1)%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	September 30, 2012	December 31, 2011
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$513	$401
Short-term investments	19	—
Accounts receivable — net	846	837
Inventories	792	769
Prepaid expenses	25	24
Deferred income tax assets	26	71
Total current assets	2,221	2,102

Property, plant and equipment — net	2,147	2,156
Goodwill	559	562
Other intangible assets — net	336	347
Deferred income tax assets	19	19
Investments	10	10
Other assets	123	121
Total assets	$5,415	$5,317

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$45	$148
Accounts payable and accrued liabilities	736	778
Total current liabilities	781	926

Non-current liabilities	216	243
Long-term debt	1,728	1,801
Deferred income taxes	205	199
Share-based payments subject to redemption	16	15

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 76,821,553 shares issued at Sept. 30, 2012 and Dec. 31, 2011, respectively	1	1
Additional paid-in capital	1,137	1,146
Less: Treasury stock (common stock; 429,132 and 938,666 shares at Sept. 30, 2012 and Dec. 31, 2011, respectively) at cost	(21)	(42)
Accumulated other comprehensive loss	(353)	(413)
Retained earnings	1,677	1,412
Total Ingredion stockholders’ equity	2,441	2,104
Non-controlling interests	28	29
Total equity	2,469	2,133

Total liabilities and equity	$5,415	$5,317

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(In millions)	2012	2011

Cash provided by operating activities:
Net income	$320	$326
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of impaired assets	11	—
Depreciation and amortization	161	156
Decrease (increase) in margin accounts	44	(59)
Increase in other trade working capital	(16)	(279)
Other	43	3
Cash provided by operating activities	563	147

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(202)	(158)
Short-term investment	(18)	—
Payment for acquisition	—	(15)
Other	—	(1)
Cash used for investing activities	(220)	(174)

Cash used for financing activities:
Proceeds from (payments on) debt, net	(182)	85
Debt issuance costs	(2)	—
Issuances (repurchases) of common stock, net	2	(33)
Dividends paid (including to non-controlling interests)	(49)	(37)
Excess tax benefit on share-based compensation	1	2
Cash provided by (used for) financing activities	(230)	17

Effect of foreign exchange rate changes on cash	(1)	(13)
Increase (decrease) in cash and cash equivalents	112	(23)
Cash and cash equivalents, beginning of period	401	302
Cash and cash equivalents, end of period	$513	$279

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.     Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(Dollars in millions)	2012	2011	%	2012	2011	%
Net Sales
North America	$977.1	$889.0	10%	$2,818.6	$2,521.5	12%
South America	362.5	411.5	(12)%	1,079.0	1,169.5	(8)%
Asia Pacific	215.4	194.8	11%	612.6	578.1	6%
EMEA	124.0	132.4	(6)%	378.0	402.7	(6)%
Total	$1,679.0	$1,627.7	3%	$4,888.2	$4,671.8	5%

Operating Income
North America	$102.5	$77.3	33%	$299.3	$248.0	21%
South America	46.7	47.6	(2)%	139.7	144.5	(3)%
Asia Pacific	28.6	20.0	43%	71.8	61.7	16%
EMEA	19.5	21.5	(9)%	57.1	65.2	(12)%
Corporate	(18.3)	(15.0)	22%	(54.0)	(46.6)	16%
Sub-total	179.0	151.4	18%	513.9	472.8	9%
Restructuring / impairment charges	(9.6)	(3.7)		(27.0)	(6.3)
Integration costs	(0.6)	(5.3)		(4.3)	(20.2)
NAFTA award	—	—		—	58.4
Total	$168.8	$142.4	19%	$482.6	$504.7	(4)%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended September 30, 2012 and 2011, were $74 million and $69 million, respectively. Capital expenditures for the full year 2012 are anticipated to be approximately $300 million.

III.   Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, costs related to the integration of National Starch, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation to Non-GAAP Net Income and Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2012		September 30, 2011		September 30, 2012		September 30, 2011
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$112.7	$1.45	$87.7	$1.12	$316.0	$4.06	$320.7	$4.10

Add back (deduct):

Reversal of Korean deferred tax asset valuation allowance	—	—	—	—	(12.8)	(0.16)	—	—

Restructuring / impairment charges, net of income tax benefit of $4.5 million and $13.0 million for the three months and nine months ended September 30, 2012, respectively, and $1.3 million and $2.2 million for the three months and nine months ended September 30, 2011, respectively	5.1	0.07	2.4	0.03	14.0	0.18	4.1	0.05

Integration costs, net of income tax benefit of $0.2 million and $1.6 million for the three months and nine months ended September 30, 2012, respectively, and $1.8 million and $6.7 million for the three months and nine months ended September 30, 2011, respectively	0.4	—	3.5	0.05	2.7	0.03	13.5	0.17

NAFTA award	—	—	—	—	—	—	(58.4)	(0.75)

Non-GAAP adjusted net income	$118.2	$1.52	$93.6	$1.20	$319.9	$4.11	$279.9	$3.57

Ingredion Incorporated (“Ingredion”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2012	2011	2012	2011

Operating income	$168.8	$142.4	$482.6	$504.7

Add back (deduct):

Restructuring / impairment charges	9.6	3.7	27.0	6.3

Integration costs	0.6	5.3	4.3	20.2

NAFTA award	—	—	—	(58.4)

Non-GAAP adjusted operating income	$179.0	$151.4	$513.9	$472.8

Ingredion Incorporated (“Ingredion”)

Reconciliation of EPS Guidance for 2012 to Non-GAAP EPS Guidance

(Unaudited)

Year Ended
December 31, 2012

Earnings per share guidance	$5.30 - $5.40

Add back (deduct):

Restructuring/impairment charges and integration costs, net of income tax benefit	0.33

Reversal of Korean deferred tax asset valuation allowance	(0.16)

Non-GAAP adjusted EPS guidance	$5.47 - $5.57